Exhibit 4.3

THIS AGREEMENT is made on 26 March 2012

BETWEEN:

(1)	BP CORPORATION NORTH AMERICA INC. an Illinois corporation of 4101 Winfield Road, Warrenville, Illinois 60555 (the “Company”); and

(2)	BP plc a company incorporated in England and Wales of 1 St James’s Square, London, SW1Y 4PD (the “Parent”).

WHEREAS the Company has agreed that it will supply to the Parent assistance by seconding its employee ROBERT W DUDLEY (the “Secondee”) to the Company in accordance with the terms and conditions of an agreement dated 15th April 2009, (“Agreement”) under the terms of which the secondment would be for a period of three years from the date of the Agreement. The parties now wish to extend the term of the secondment by a further two years and have agreed with the terms set out below.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Clause 1.2 of the Agreement shall be deleted and replaced with the following:

“Subject to any earlier termination in accordance with Clause 7 below, the secondment shall be for a period of two years from 15th April 2012. Prior to the expiration of the two year period the Parent may, upon giving written notice to the Company, extend the secondment in which case the secondment shall continue in accordance with the terms and conditions of this Agreement”.

2.	This Agreement shall take effect on 15th April 2012. All other terms and conditions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto and is hereby delivered on the date first above written.

SIGNED by	) Steven Bray
for and on behalf of	)
BP CORPORATION NORTH AMERICA INC	)
in the presence of:	) Jens Bertelsen

SIGNED by	) David Jackson
for and on behalf of	)
BP p.l.c.	)
in the presence of:	) Hannah Ashdown